Exhibit 4.113

1.	Date of Agreement 28th December 2010 Vessel’s Name:		THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98”	Part I
2.	Owners (name, place of registered office and law of registry) (Cl. 1)	3.	Managers (name, place of registered office and law of registry) (Cl. 1)
	Name		Name TMS TANKERS LTD.
	Place of registered office		Place of registered office Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
	Law of registry		Law of registry Republic of Marshall Islands
4.	Day and year of commencement of Agreement (Cl. 2) 1st January 2011
5.	Crew Management (state “yes” or “no” as agreed) (Cl. 3.1) YES	6.	Technical Management (state “yes” or “no” as agreed) (Cl. 3.2) YES
7.	Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3) YES	8.	Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4) YES
9.	Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) YES	10.	Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6) YES
11 .	Provisions (state “yes” or “no” as agreed) (Cl. 3.7) YES	12.	Bunkering (state “yes” or “no” as agreed) (Cl. 3.8) YES
13.	Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3(i)) Five Years from date indicated in Box 4	14.	Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3(ii) 6.3(ii)
15.	~~Annual~~ Daily Management Fee (state ~~annual~~ daily amount) (Cl. 8.1) EUR0 1,700	16.	Severance Costs (state maximum amount) (Cl. 8.4(ii)) As per applicable Collective Bargaining Agreement (CBA)
17.	Day and year of termination of Agreement (Cl. 17) Five Years from date indicated in Box 4	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) 19.1
19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20) c/o CEFAI & ASSOCIATES 5/2 Merchants Street Valletta, Malta Tel: (+356) 2122 2097 Fax: (+356) 2129 9950 Email:info@cefaiadvocates.com	20.

Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)

TMS TANKERS LTD.

80 KIFISIAS AVENUE, GR 15125, Marousi, Athens, Greece

Tel: (+30) 210 8090400

Fax: (+30) 210 8090405

Email: management@tms-tankers.com

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel), “B” (Details of Crew), “C” (Budget) and “D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C” and “D” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL

(BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Hull Number:

Particulars of vessel:

ANNEX “B” (DETAILS OF CREW) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

N/A

Date of Agreement:

Details of Crew:

Numbers	Rank	Nationality

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Note:

The above is based on a core supervision of ten (10) people and duration of twelve (12) months.

Annual Budget to be provided before delivery of the vessel

ANNEX “D” (ASSOCIATED VESSELS) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

1. Definitions	1

In this Agreement save where the context otherwise requires,	2
the following words and expressions shall have the meanings	3
hereby assigned to them.	4

“Owners” means the party identified in Box 2.	5

“Managers” means the party identified in Box 3.	6

“Vessel” means the vessel or vessels details of which are set	7
out in Annex “A” attached hereto.	8

“Crew” means the Master, officers and ratings of the numbers,	9
rank and nationality specified in Annex “B” attached hereto.	10

“Crew Support Costs” means all expenses of a general nature	11
which are not particularly referable to any individual vessel for	12
the time being managed by the Managers and which are incurred	13
by the Managers for the purpose of providing an efficient and	14
economic management service and, without prejudice to the	15
generality of the foregoing, shall include the cost of crew standby	16
pay, training schemes for officers and ratings, cadet training	17
schemes, sick pay, study pay, recruitment and interviews.	18

“Severance Costs” means the costs which the employers are	19
legally obliged to pay to or in respect of the Crew as a result of	20
the early termination of any employment contract for service on	21
the Vessel.	22

“Crew Insurances” means insurances against crew risks which	23
shall include but not be limited to death, sickness, repatriation,	24
injury, shipwreck unemployment indemnity and loss of personal	25
effects.	26

“Management Services” means the services specified in sub-	27
clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.	28

“ISM Code” means the International Management Code for the	29
Safe Operation of Ships and for Pollution Prevention as adopted	30
by the International Maritime Organization (IMO) by resolution	31
A.741(18) or any subsequent amendment thereto.	32

“STCW 95” means the International Convention on Standards	33
of Training, Certification and Watchkeeping for Seafarers, 1978,	34
as amended in 1995 or any subsequent amendment thereto.	35

2. Appointment of Managers	36

With effect from the day and year stated in Box 4 and continuing	37
unless and until terminated as provided herein, the Owners	38
hereby appoint the Managers and the Managers hereby agree	39
to act as the Managers of the Vessel.	40

3. Basis of Agreement	41

Subject to the terms and conditions herein provided, during the	42
period of this Agreement, the Managers shall carry out	43
Management Services in respect of the Vessel as agents for	44
and on behalf of the Owners. The Managers shall have authority	45
to take such actions as they may from time to time in their absolute	46
discretion consider to be necessary to enable them to perform	47
this Agreement in accordance with sound ship management	48
practice.	49

3.1 Crew Management	50
(only applicable if agreed according to Box 5)	51

The Managers shall provide suitably qualified Crew for the Vessel	52
as required by the Owners in accordance with the STCW 95	53
requirements, provision of which includes but is not limited to	54
the following functions:	55

(i) selecting and engaging the Vessel’s Crew, including payroll	56
arrangements, pension administration, and insurances for	57
the Crew other than those mentioned in Clause 6;	58

(ii) ensuring that the applicable requirements of the law of the	59
flag of the Vessel are satisfied in respect of manning levels,	60
rank, qualification and certification of the Crew and	61
employment regulations including Crew’s tax, social	62
insurance, discipline and other requirements;	63

(iii) ensuring that all members of the Crew have passed a medical	64
examination with a qualified doctor certifying that they are fit	65

for the duties for which they are engaged and are in possession	66
of valid medical certificates issued in accordance with	67
appropriate flag State requirements. In the absence of	68
applicable flag State requirements the medical certificate shall	69
be dated not more than three months prior to the respective	70
Crew members leaving their country of domicile and	71
maintained for the duration of their service on board the Vessel;	72

(iv) ensuring that the Crew shall have a command of the English	73
language of a sufficient standard to enable them to perform	74
their duties safely;	75

(v) arranging transportation of the Crew, including repatriation;	76

(vi) training of the Crew and supervising their efficiency;	77

(vii) conducting union negotiations;	78

(viii) operating the Managers’ drug and alcohol policy unless	79
otherwise agreed.	80

3.2 Technical Management	81
(only applicable if agreed according to Box 6)	82

The Managers shall provide technical management which	83
includes, but is not limited to, the following functions:	84

(i) provision of competent personnel to supervise the	85
maintenance and general efficiency of the Vessel;	86

(ii) arrangement and supervision of dry dockings, repairs,	87
alterations and the upkeep of the Vessel to the standards	88
required by the Owners provided that the Managers shall	89
be entitled to incur the necessary expenditure to ensure	90
that the Vessel will comply with the law of the flag of the	91
Vessel and of the places where she trades, and all	92
requirements and recommendations of the classification	93
society;	94

(iii) arrangement of the supply of necessary stores, spares and	95
lubricating oil;	96

(iv) appointment of surveyors and technical consultants as the	97
Managers may consider from time to time to be necessary;	98

(v) development, implementation and maintenance of a Safety	99
Management System (SMS) in accordance with the ISM	100
Code (see sub-clauses 4.2 and 5.3).	101

(vi) supervision of vessels under construction at the specific request of the Owners and after approval by the Owner of the relevant budget submitted by the Managers.

3.3 Commercial Management	102
(only applicable if agreed according to Box 7	103

The Managers shall provide the commercial operation of the	104
Vessel, as required by the Owners, which includes, but is not	105
limited to, the following functions;	106

(i) providing chartering services in accordance with the Owners’	107
instructions which include, but are not limited to, seeking	108
and negotiating employment for the Vessel and the conclusion	109
(including the execution thereof) of charter parties or other	110
contracts relating to the employment of the Vessel. If such a	111
contract exceeds the period stated in Box 13, consent thereto	112
in writing shall first be obtained from the Owners.	113

(ii) arranging of the proper payment to Owners or their nominees	114
of all hire and/or freight revenues or other moneys of	115
whatsoever nature to which Owners may be entitled arising	116
out of the employment of or otherwise in connection with the	117
Vessel.	118

(iii) providing voyage estimates and accounts and calculating of	119
hire, freights, demurrage and/or despatch moneys due from	120
or due to the charterers of the Vessel;	121

(iv) issuing of voyage instructions;	122

(v) appointing agents;	123

(vi) appointing stevedores;	124

(vii) arranging surveys associated with the commercial operation	125
of the Vessel.	126

3.4 Insurance Arrangements’	127
(only applicable if agreed according to Box 8)	128

The Managers shall arrange insurances in accordance with	129

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

Clause 6, on such terms and conditions as the Owners shall	130
have instructed or agreed, in particular regarding conditions,	131
insured values, deductibles and franchises.	132

3.5 Accounting Services	133
(only applicable if agreed according to Box 9)	134

The Managers shall:	135

(i) establish an accounting system which meets the reasonable	136
requirements of the Owners and provide regular accounting	137
services, supply regular reports and records,	138

(ii) maintain the records of all costs and expenditure incurred	139
as well as data necessary or proper for the settlement of	140
accounts between the parties.	141

3.6 Sale or Purchase of the Vessel	142
(only applicable if agreed according to Box 10)	143

The Managers shall, in accordance with the Owners’ instructions,	144
supervise the sale or purchase of the Vessel, including the	145
performance of any sale or purchase agreement, including	146
negotiation of the same.	147

3.7 Provisions (only applicable if agreed according to Box 11)	148

The Managers shall arrange for the supply of provisions.	149

3.8 Bunkering (only applicable if agreed according to Box 12)	150

The Managers shall arrange for the provision of bunker fuel of the	151
quality specified by the Owners as required for the Vessel’s trade.	152

4. Managers’ Obligations	153

4.1 The Managers undertake to use their best endeavors	154
~~endeavours~~ to
provide the agreed Management Services as agents for and on	155
behalf of the Owners in accordance with sound ship management	156
practice and to protect and promote the interests of the Owners in	157
all matters relating to the provision of services hereunder.	158
Provided, however, that the Managers in the performance of their	159
management responsibilities under this Agreement shall be entitled	160
to have regard to their overall responsibility in relation to all vessels	161
as may from time to time be entrusted to their management and	162
in particular, but without prejudice to the generality of the foregoing,	163
the Managers shall be entitled to allocate available supplies,	164
manpower and services in such manner as in the prevailing	165
circumstances the Managers in their absolute discretion consider	166
to be fair and reasonable.	167

4.2 Where the Managers are providing Technical Management	168
in accordance with sub-clause 3.2, they shall procure that the	169
requirements of the law of the flag of the Vessel are satisfied and	170
they shall in particular be deemed to be the “Company” as defined	171
by the ISM Code, assuming the responsibility for the operation of	172
the Vessel and taking over the duties and responsibilities imposed	173
by the ISM Code when applicable.	174

5. Owners’ Obligations	175

5.1 The Owners shall pay all sums due to the Managers punctually	176
in accordance with the terms of this Agreement.	177

5.2 Where the Managers are providing Technical Management	178
in accordance with sub-clause 3.2, the Owners shall:	179

(i) procure that all officers and ratings supplied by them or on	180
their behalf comply with the requirements of STCW 95;	181

(ii) instruct such officers and ratings to obey all reasonable orders	182
of the Managers in connection with the operation of the	183
Managers’ safety management system.	184

5.3 Where the Managers are not providing Technical Management	185
in accordance with sub-clause 3.2, the Owners shall procure that	186
the requirements of the law of the flag of the Vessel are satisfied	187
and that they, or such other entity as may be appointed by them	188
and identified to the Managers, shall be deemed to be the	189
“Company” as defined by the ISM Code assuming the responsibility	190
for the operation of the Vessel and taking over the duties and	191
responsibilities imposed by the ISM Code when applicable.	192

6. Insurance Policies	193

The Owners shall procure, whether by instructing the Managers	194
under sub-clause 3.4, or otherwise, that throughout the period of	195
this Agreement:	196

6.1 at the Owners’ expense, the Vessel is insured for not less	197
than her sound market value or entered for her full gross tonnage,	198
as the case may be for:	199

(i) usual hull and machinery marine risks (including crew	200
negligence) and excess liabilities;	201

(ii) protection and indemnity risks (including pollution risks and	202
Crew insurances); and	203

(iii) war risks (including protection and indemnity and crew risks)	204

in accordance with the best practice of prudent owners of	205
vessels of a similar type to the Vessel, with first class insurance	206
companies, underwriters or associations (“the Owners’	207
Insurances”);	208

(iv) Freight, Demurrage and Defense insurance

(v) Certificate of Financial Responsibility

(vi) Crew Personal Accident and Sundries insurance cover

(vii) Any other insurance required by law

(viii) Any insurance that can be arranged and not included in the above but is requested by the Owners in writing

6.2 all premiums, deductibles, supplementary calls and/or excess	209
supplementary calls and release calls on the Owners’ insurances are paid promptly by their due date,	210

6.3 the Owners’ insurances name the Managers and, subject	211
to underwriters’ agreement, any third party designated by the	212
Managers as a joint assured, with full cover, with the Owners	213
obtaining cover in respect of each of the insurances specified in	214
sub-clause 6.1;	215

~~(i) on terms whereby the Managers and any such third party~~	216
~~are liable in respect of premiums or calls arising in connection~~	217
~~with the Owners’ insurances; or~~ 	218

(ii) if reasonably obtainable, on terms such that neither the	219
Managers nor any such third party shall be under any	220
liability in respect of premiums or calls arising in connection	221
with the Owners’ insurances; or	222

(iii) on such other terms as may be agreed in writing.	223
Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left	224
blank then (i) applies.	225

6.4 written evidence is provided, to the reasonable satisfaction	226
of the Managers, of their compliance with their obligations under	227
Clause 6 within a reasonable time of the commencement of	228
the Agreement, and of each renewal date and, if specifically	229
requested, of each payment date of the Owners’ Insurances.	230

7. Income Collected and Expenses Paid on Behalf of Owners	231

7.1 All moneys collected by the Managers under the terms of	232
this Agreement (other than moneys payable by the Owners to	233
the Managers) and any interest thereon shall be held to the	234
credit of the Owners in a separate bank account.	235

7.2 All expenses incurred by the Managers under the terms	236
of this Agreement on behalf of the Owners (including expenses	237
as provided in Clause 8) may be debited against ~~the Owners~~	238
~~in~~ the account referred to under sub-clause 7.1 but shall in any	239
event remain payable by the Owners to the Managers on	240
demand.	241

8. Management Fee	242

8.1(a) The Owners shall pay to the Managers for their services	243
as Managers under this Agreement ~~an annual~~ a daily management	244
fee as stated in Box 15 which shall be payable by equal	245
monthly installments in advance, the first installment being	246
payable on the commencement of this Agreement (see Clause	247
2 and Box 4) and subsequent installments being payable every	248
month.	249

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

8.1(b) The Owners shall place with the Manager for the duration of this Agreement an amount equal to three months of
management fee stated in Box 15 as security.

Upon termination of this Agreement, all moneys remaining
within the security or any portion thereof, if the amounts due to the Manager pursuant with the obligations set forth in the
management agreement and their addenda (If any) is less than the security amount paid as per above shall be returned to the
Owner subject to the terms and conditions of this agreement. It is being understood that in event of default from the part of the
Owner is forfeited in favor of the Manager without prejudice to any rights which the Manager may have against the Owner in
law or in equity.

8.2 The management fee shall be subject to ~~an annual~~ a review	250
~~on the anniversary date of the Agreement and~~ for each calendar	251
year and will be automatically adjusted to the Greek CPI index for the previous year. It is understood that any such increase will not be less than 3% and not more than 5%. (The proposed
fee shall be presented in the annual-budget referred to in sub-	252
~~clause 9.1~~. clause 9.1.	253

8.3 The Managers shall, at no extra cost to the Owners, provide	254
their own office accommodation, office staff, facilities and	255
stationery. Without limiting the generality of Clause 7 the Owners	256
shall reimburse the Managers for postage and communication	257
expenses, travelling expenses, and other out of pocket	258
expenses property incurred by the Managers in pursuance of	259
the Management Services.	260

8.4 In the event of the appointment of the Managers being	261
terminated for any reason other than Clause 18.2 ~~by the Owners~~	262
~~or the Managers in accordance with~~
~~the previsions of Clauses 17 and 18 other than by reason of~~	263
~~default by the Managers, or if the Vessel is lost sold or otherwise~~	264
~~disposed of~~, the “management fee” shall be payable to the	265
Managers
~~according to the provisions of sub clause~~ 8.1~~, shall continue to~~	266
~~be payable~~ for a further period of three (3) calendar months as	267
from the termination date. In addition, provided that the	266
Managers provide Crew for the Vessel in accordance with sub-	269
clause 3.1:	270

(i) the Owners shall continue to pay Crew Support Costs during	271
the said further period of three (3) calendar months and	272

(ii) the Owners shall pay an equitable proportion of any	273
Severance Costs which may materialize, not exceeding	274
the amount stated in Box 16.	275

8.5 If the Owners decide to lay-up the Vessel whilst this	276
Agreement remains in force and such lay-up lasts for more	277
than three months, an appropriate reduction of the management	278
fee for the period exceeding three months until one month	279
before the Vessel is again put into service shall be mutually	280
agreed between the parties.	281

8.6 Unless otherwise agreed in writing all discounts and	282
commissions obtained by the Managers in the course of the	283
management of the Vessel shall be credited to the Owners. For the	284
avoidance of any doubt, it is understood that insurance is
charged on a gross rate basis.

8.7 In case of vessels under construction, no management fee will be charged by the Managers until the vessel’s delivery to the Owners. However, in case Owners instruct the Managers to supervise vessels under construction as per Clause 3.2(vi) then the Managers will be due an upfront fee equal to 10% of the
budget approved by the Owners. Such fee, will be payable in
USD. For the avoidance of any doubt the rest of the paragraphs of Clause 8 to remain in force.

9. Budgets and Management of Funds	285

9.1 On or before November 30 of each calendar year ~~T~~the	286
Managers shall present to the Owners ~~annually a~~
budget (see Annex “C”) for the ~~following twelve months~~next	287
calendar year in such form as the
Owners reasonably require. ~~The budget for the first year hereof is~~ 	288
~~set out~~
~~In Annex “C” hereto, Subsequent annual budgets shall be~~	289
~~prepared by the Managers and submitted to the Owners not~~	290

~~less than three months before the anniversary date of the~~ 	291
~~commencement of this Agreement (see Clause 2 and Box 4~~	292

9.2 The Owners shall indicate to the Managers their acceptance	293
and approval of the annual-budget within one month of	294
presentation and in the absence of any such indication the	295
Managers shall be entitled to assume that the Owners have	296
accepted the proposed budget.	297

9.3 The Owner shall place with the Manager for the duration of this Agreement an amount equal to three months running
expenses as working capital reserve. For calculation purposes the reserve will be based on the agreed budgeted dally average cost as per the respective management agreement. Upon
termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this agreement. ~~Following the~~
~~agreement of the budget, the Managers shall~~	298
~~prepare and present to the Owners their estimate of the working~~	299
~~capital requirement of the Vessel and the Managers shall each~~	300
~~month up date this estimate, Based thereon, the Managers shall~~	301
~~each month request the Owners in writing for the funds required~~	302
~~to run the Vessel for the ensuing month, including the payment~~	303
~~of any occasional or extraordinary item of expenditure such as~~	304
~~emergency repair costs, additional insurance premiums, bunkers~~	305
~~Or provisions. Such funds shall be received by the Managers~~	306
~~within ten running days after the receipt by the Owners of the~~	307
~~Managers’ written request and shall be held to the credit of the~~	308
~~Owners In a corporate bank account.~~	309

9.4 The Managers shall produce a comparison between	310
budgeted and actual income and expenditure of the Vessel in	311
such form as required by the Owners ~~monthly~~ on a yearly basis or	312
at such other
intervals as mutually agreed.	313

9.5 Notwithstanding anything contained herein to the contrary,	314
the Managers shall in no circumstances be required to use or	315
commit their own funds to finance the provision of the	316
Management Services.	317

10. Managers’ Right to Sub-Contract	318

The Managers shall net-have the right to sub-contract any of	319
their obligations hereunder, including those mentioned in sub-	320
clause 3.1, ~~without the prior written consent of the Owners which~~	321
~~shall not be unreasonably withheld~~. In the event of such a sub-	322
contract the Managers shall remain fully liable for the due	323
performance of their obligations under this Agreement.	324

11. Responsibilities	325

11.1 Force Majeure - Neither the Owners nor the Managers	326
shall be under any liability for any failure to perform any of their	327
obligations hereunder by reason of any cause whatsoever of	328
any nature or kind beyond their reasonable control. For the	329
avoidance of any doubt financial force majeure does not apply.

11.2 Liability to Owners - (i) Without prejudice to sub-clause	330
11.1, the Managers shall be under no liability whatsoever to the	331
Owners for any loss, damage, delay or expense of whatsoever	332
nature, whether direct or indirect, (including but not limited to	333
loss of profit arising out of or in connection with detention of or	334
delay to the Vessel) and howsoever arising in the course of	335
performance of the Management Services UNLESS same is	336
proved to have resulted solely from the negligence, gross	337
negligence or wilful default of the Managers or their employees,	338
or agents or sub-contractors employed by them in connection	339
with the Vessel, in which case (save where loss, damage, delay	340
or expense has resulted from the Managers’ personal act or	341
omission committed with the intent to cause same or recklessly	342
and with knowledge that such loss, damage, delay or expense	343
would probably result) the Managers’ liability for each incident	344
or series of incidents giving rise to a claim or claims shall never	345
exceed a total of ten times the annual management fee payable	346
hereunder.	347

(ii) Notwithstanding anything that may appear to the contrary in	348
this Agreement, the Managers shall not be liable for any of the	349

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

actions of the Crew, even if such actions are negligent, grossly.	350
negligent or wilful, except only to the extent that they are shown	351
to have resulted from a failure by the Managers to discharge	352
their obligations under sub-clause 3.1, in which case their liability	353
shall be limited in accordance with the terms of this Clause 11.	354

11.3 Indemnity - Except to the extent and solely for the amount	355
therein set out that the Managers would be liable under sub-	356
clause 11.2, the Owners hereby undertake to keep the Managers	357
and their employees, agents and sub-contractors indemnified	358
and to hold them harmless against all actions, proceedings,	359
claims, demands or liabilities whatsoever or howsoever arising	360
which may be brought against them or incurred or suffered by	361
them arising out of or in connection with the performance of the	362
Agreement, and against and in respect of all costs, losses,	363
damages and expenses (including legal costs and expenses on	364
a full indemnity basis) which the Managers may suffer or incur	365
(either directly or indirectly) in the course of the performance of	366
this Agreement.	367

11.4 “Himalaya”- It is hereby expressly agreed that no	368
employee or agent of the Managers (including every sub-	369
contractor from time to time employed by the Managers) shall in	370
any circumstances whatsoever be under any liability whatsoever	371
to the Owners for any loss, damage or delay of whatsoever kind	372
arising or resulting directly or indirectly from any act, neglect or	373
default on his part while acting in the course of or in connection	374
with his employment and, without prejudice to the generality of	375
the foregoing provisions in this Clause 11, every exemption,	376
limitation, condition and liberty herein contained and every right,	377
exemption from liability, defence and immunity of whatsoever	378
nature applicable to the Managers or to which the Managers are	379
entitled hereunder shall also be available and shall extend to	380
protect every such employee or agent of the Managers acting	381
as aforesaid and for the purpose of all the foregoing provisions	382
of this Clause 11 the Managers are or shall be deemed to be	383
acting as agent or trustee on behalf of and for the benefit of all	384
persons who are or might be their servants or agents from time	385
to time (including sub-contractors as aforesaid) and all such	386
persons shall to this extent be or be deemed to be parties to this	387
Agreement.	388

12. Documentation	389

Where the Managers are providing Technical Management in	390
accordance with sub-clause 3.2 and/or Crew Management in	391
accordance with sub-clause 3.1, they shall make available,	392
upon Owners’ request, all documentation and records related	393
to the Safety Management System (SMS) and/or the Crew	394
which the Owners need in order to demonstrate compliance	395
with the ISM Code and STCW 95 or to defend a claim against	396
a third party.	397

13. General Administration	398

13.1 The Managers shall handle and settle all claims arising	399
out of the Management Services hereunder and keep the Owners	400
informed regarding any incident of which the Managers become	401
aware which gives or may give rise to claims or disputes involving	402
third parties.	403

13.2 The Managers shall, as instructed by the Owners, bring	404
or defend actions, suits or proceedings in connection with matters	405
entrusted to the Managers according to this Agreement.	406

13.3 The Managers shall also have power to obtain legal or	407
technical or other outside expert advice in relation to the handling	408
and settlement of claims and disputes or all other matters	409
affecting the interests of the Owners in respect of the Vessel.	410

13.4 The Owners shall arrange for the provision of any	411
necessary guarantee bond or other security.	412

13.5 Any costs reasonably incurred by the Managers in	413
carrying out their obligations according to Clause 13 shall be	414
reimbursed by the Owners.	415

14. Auditing	416

The Managers shall at all times maintain and keep true and	417
correct accounts in accordance with sound accounting practice and an adequate and effective system of internal controls and procedures and shall make the same available for permit the inspection	418
and auditing by the Owners and their Auditors at such times as may be mutually	419
agreed. On the termination, for whatever reasons, of this	420
Agreement, the Managers shall release to the Owners, if so	421
requested, the originals where possible, or otherwise certified	422
copies, of all such accounts and all documents specifically relating	423
to the Vessel and her operation.	424

15. Inspection of Vessel	425

The Owners shall have the right at any time after giving	426
reasonable notice to the Managers to inspect the Vessel for any	427
reason they consider necessary.	428

16. Compliance with Laws and Regulations	429

The Managers will not do or permit to be done anything which	430
might cause any breach or infringement of the laws and	431
regulations of the Vessel’s flag, or of the places where she trades.	432

17. Duration of the Agreement	433

This Agreement shall come into effect on the day and year stated	434
in Box 4 and shall continue until the date stated in Box 17.	435

Thereafter it shall automatically renew for a five-year period and shall thereafter be extended in additional five-year increments if notice of termination is not provided by the Owners in the fourth quarter of the year immediately preceding the end of the	436
respective term. ~~continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall~~	437
~~terminate upon the expiration of a period of two months from the~~	438
~~date upon which such notice was given.~~	439

18. Termination	440

18.1 Owners’ default	441

(i) The Managers shall be entitled to terminate the Agreement	442
with immediate effect by notice in writing if any moneys	443
payable by the Owners under this Agreement and/or the	444
owners of any associated vessel, details of which are listed	445
in Annex “D”, shall not have been received in the Managers’	446
nominated account within ten (10) running days of receipt by	447
the Owners of the Managers written request or if the Vessel	448
is repossessed by the Mortgagees.	449

(ii) If the Owners:	450

(a) fail to meet their obligations under sub-clauses 5.2	451
and 5.3 of this Agreement for any reason within their	452
control, or	453

(b) proceed with the employment of or continue to employ	454
the Vessel in the carriage of contraband, blockade	455
running, or in an unlawful trade, or on a voyage which	456
in the reasonable opinion of the Managers is unduly	457
hazardous or improper,	458

the Managers may give notice of the default to the Owners,	459
requiring them to remedy it as soon as practically possible.	460
In the event that the Owners fail to remedy it within a	461
reasonable time to the satisfaction of the Managers, the	462
Managers shall be entitled to terminate the Agreement	463
with immediate effect by notice in writing.	464

18.2 Managers’ Default	465

If the Managers fail to meet their obligations under Clauses 3	466
and 4 of this Agreement for any reason within the control of the	467
Managers, the Owners may give notice to the Managers of the	468
default, requiring them to remedy it as soon as practically	469
possible. In the event that the Managers fail to remedy it within a	470
reasonable time to the satisfaction of the Owners, the Owners	471
shall be entitled to terminate the Agreement with immediate effect	472
by notice in writing.	473

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

18.3 Extraordinary Termination	474

This Agreement shall be deemed to be terminated in the case of	475
the sate of the Vessel or if the Vessel becomes a total loss or is	476
declared as a constructive or compromised or arranged total	477
loss or is requisitioned.	478

18.4 For the purpose of sub-clause 18.3 hereof	479

(i) the date upon which the Vessel is to be treated as having	480
been sold or otherwise disposed of shall be the date on	481
which the Owners cease to be registered as Owners of	482
the Vessel;	483

(ii) the Vessel shall not be deemed to be lost unless either	484
she has become an actual total loss or agreement has	485
been reached with her underwriters in respect of her	486
constructive, compromised or arranged total loss or if such	487
agreement with her underwriters is not reached it is	488
adjudged by a competent tribunal that a constructive loss	489
of the Vessel has occurred.	490

18.5 This Agreement shall terminate forthwith in the event of	491
an order being made or resolution passed for the winding up,	492
dissolution, liquidation or bankruptcy of either party (otherwise	493
than for the purpose of reconstruction or amalgamation) or if a	494
receiver is appointed, or if it suspends payment, ceases to carry	495
on business or makes any special arrangement or composition	496
with its creditors.	497

18.6 The termination of this Agreement shall be without	498
prejudice to all rights accrued due between the parties prior to	499
the date of termination.	500

18.7 Termination After Change of Control

This Agreement will terminate automatically immediately after a change of control (as defined below) of the Owners and/or of the Owners’ ultimate parent. Upon such termination, the Owners will be required to pay the Manager the Termination Payment in a single installment.

For the purposes of this Agreement “Change of Control” means the occurrence of any of the following:

(i) The acquisition by any individual, entity or group of
beneficial ownership of fifty (50) percent (%) or more of either
(A) the then-outstanding shares of stock of the Owners and/or the Owners’ ultimate parent or (B) the combined voting power of the then-outstanding voting securities of the Owners and/or the
Owners’ ultimate parent entitled to vote generally in the election of directors;

(ii) The consummation of a reorganization, merger or
consolidation of the Owners and/or the Owners’ ultimate parent or the sale or other disposition of all or substantially all of the assets of the Owners and/or the Owners’ ultimate parent;

(iii) The approval by the shareholders of the Owners and/or the
Owners’ ultimate parent of a complete liquidation or dissolution of the Owners and/or the Owners’ ultimate parent

Further, for the purpose of this Agreement “Termination
Payment” means a payment to be received by the Manager in
the event of Change of Control. Such payment shall be equal to the estimated remaining fees payable to the Manager under the then current term of the agreement but in any case shall not be less than for a period of thirty-six (36) months and not more than a period of forty-eight (48) months.

19. Law and Arbitration	501

19.1 This Agreement shall be governed by and construed in	502
accordance with English law and any dispute arising out of or	503
in connection with this Agreement shall be referred to arbitration	504
in London in accordance with the Arbitration Act 1996 or	505
any statutory modification or re-enactment thereof save to	506
the extent necessary to give effect to the provisions of this	507
Clause.	508

The arbitration shall be conducted in accordance with the	509
London Maritime Arbitrators Association (LMAA) Terms	510
current at the time when the arbitration proceedings are	511
commenced.	512

The reference shall be to three arbitrators. A party wishing	513
to refer a dispute to arbitration shall appoint its arbitrator	514

and send notice of such appointment in writing to the other	515
party requiring the other party to appoint its own arbitrator	516
within 14 calendar days of that notice and stating that it will	517
appoint its arbitrator as sole arbitrator unless the other party	518
appoints its own arbitrator and gives notice that it has done	519
so within the 14 days specified. If the other party does not	520
appoint its own arbitrator and give notice that it has done so	521
within the 14 days specified, the party referring a dispute to	522
arbitration may, without the requirement of any further prior	523
notice to the other party, appoint its arbitrator as sole	524
arbitrator and shall advise the other party accordingly. The	525
award of a sole arbitrator shall be binding on both parties	526
as if he had been appointed by agreement.	527

Nothing herein shall prevent the parties agreeing in writing	528
to vary these provisions to provide for the appointment of a	529
sole arbitrator.	530

In cases where neither the claim nor any counterclaim	531
exceeds the sum of USD50,000 (or such other sum as the	532
parties may agree) the arbitration shall be conducted in	533
accordance with the LMAA Small Claims Procedure current	534
at the time when the arbitration proceedings are commenced.	535

19.2 This Agreement shall be governed by and construed	536
in accordance with Title 9 of the United States Code and	537
the Maritime Law of the United States and any dispute	538
arising out of or in connection with this Agreement shall be	539
referred to three persons at New York, one to be appointed	540
by each of the parties hereto, and the third by the two so	541
chosen; their decision or that of any two of them shall be	542
final, and for the purposes of enforcing any award,	543
judgment be entered on an award by any court of	544
competent jurisdiction. The proceedings shall be conducted	545
in accordance with the rules of the Society of Maritime	546
Arbitrators, Inc.	547

In cases where neither the claim nor any counterclaim	548
exceeds the sum of USD50,000 (or such other sum as the	549
parties may agree) the arbitration shall be conducted in	550
accordance with the Shortened Arbitration Procedure of the	551
Society of Maritime Arbitrators, Inc. current at the time when	552
the arbitration proceedings are commenced.	553

19.3 This Agreement shall be governed by and construed	554
in accordance with the laws of the place mutually agreed by	555
the parties and any dispute arising out of or in connection	556
with this Agreement shall be referred to arbitration at a	557
mutually agreed place, subject to the procedures applicable	558
there.	559

19.4 If Box 18 in Part I is not appropriately filled in, sub-	560
clause 19.1 of this Clause shall apply.	561

Note: 19.1, 19.2 and 19.3 are alternatives; indicate	562
alternative agreed in Box 18.	563

20. Notices	564

20.1 Any notice to be given by either party to the other	565
party shall be in writing and may be sent by fax, telex,	566
registered or recorded mail or by personal service.	567

20.2 The address of the Parties for service of such	568
communication shall be as stated in Boxes 19 and 20,	569
respectively.	570

21. Other Fees

21.1 Incentive Fee

At their sole discretion the Owners on an annual basis in order to provide the Managers with a performance incentive, may
make a payment to the Managers of an Incentive fee In addition to the management fee.

21.2 Chartering

One and a quarter per cent (1.25%) of all monies earned by the
Vessel. Such fee will be payable in USD. For the avoidance of any doubt and regardless of Clause 8.5, chartering commissions shall survive the termination of this agreement under all
circumstances until the termination of the charter party in force

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

at the time or termination of any other employment arranged
previous to the termination date.

21.3 Sale and Purchase

One percent (1%) of any sale of the Vessel Including 1% for the initial purchase of the Vessel, including vessels under
construction. Such fee will be payable in USD.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Addendum No. 1

dated 13th January 2011

(the “Addendum”)

to the Management Agreement for m/t “VILAMOURA” dated 28th December 2010

(the “Management Agreement”)

This Addendum No. 1 is entered into by and between:

a)	TMS TANKERS LTD., a company organized and existing under the laws of the Republic of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Manager”); and

b)	, a company organized and existing under the laws of the , having its registered address at (the “Buyer”)

(collectively the “Parties”)

WHEREAS:

A.	The Buyer is the buyer of m/t (the “Vessel”) currently under construction by Samsung Heavy Industries Co., Ltd. of Seoul, Korea (the “Builder”);

B.	The Vessel is scheduled to be delivered from the Builder to the Buyer in (the “Delivery”);

C.	The Parties have entered into the Management Agreement pursuant to the terms of which the Buyer engaged the Manager to assist the Buyer in all aspects of a project involving the building and operation of the Vessel;

D.	The Parties wish to enter into this Addendum in order to amend/supplement certain provisions of the Management Agreement relating to the supervision by the Manager of the construction of the Vessel.

E.	Pursuant to Clause 3.2(vi) of Part II of the Management Agreement, the Manager shall supervise the construction of the Vessel prior to delivery, at the specific request of the Buyer and following approval by the Buyer of the relevant budget for supervision costs submitted by the Manager, attached to the Management Agreement in the form of Annex C (the “Construction Budget”).

F.	Clauses 8 and 9 of Part II of the Management Agreement regulate, inter alia, certain matters relating to the management fee and supervision costs payable by the Buyer to the Manager before the Delivery of the Vessel from the Builder to the Buyer;

G.	With regard to the period prior to the Delivery of the Vessel from the Builder to the Buyer, Clauses 8 and 9 of Part II of Management Agreement provide inter alia, that during the construction stage and always subject to the Buyers’ specific request for supervision by the Manager of the construction of the Vessel as well as approval by the Buyer of the Construction Budget, the Manager shall be entitled to the following payments:

a.	An upfront management fee equal to 10% of the Construction Budget approved by the Buyer; and

b.	The supervision costs, as per the Construction Budget, payable by the Buyer to the Manager.

H.	Clause 9.3 further provides that the Buyer shall place with the Manager an amount equal to three (3) months running expenses as working capital reserve based on the agreed budgeted daily average cost as per the Construction Budget (the “Construction Working Capital Reserve”).

I.	Pursuant to Clause 9, the Construction Budget shall be presented by the Manager to the Buyer on or before November 30th each calendar year.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.	THAT the Manager shall supervise the construction of the Vessel.

2.	THAT no Construction Working Capital Reserve shall be placed with the Manager but the Buyer shall make payments related to supervision as requested by the Manager, always supported by adequate documentation.

3.	THAT the reconciliation of actual/budget supervision expenses shall take place thirty (30) days after the delivery of the Vessel from the Builder to the Buyer.

4.	THAT the budget for the operating expenses of the Vessel, relating to the period after the Delivery of the Vessel from the Builder to the Buyer, shall be submitted by the Manager for Buyer’s approval before the Delivery of the Vessel from the Builder to the Buyer.

All other terms of the Management Agreement remain in full force and effect.

This                  2011.

For and on behalf of TMS TANKERS LTD.	For and on behalf of

Name:	Name:
Title:	Title: